Exhibit 10.3

PROMISSORY NOTE

$30,000.00

      Date:  December 28, 2000

For value received, the undersigned A Time To Grow, Inc. (the "Borrower"), at 1240 Blalock Road, Suite 150b, Houston, Texas, 77055, promises to pay to the order of Jonathan Gilchrist, (the "Lender"), at 6524 San Felipe, Suite 252, Houston, Texas 77057, (or at such other place as the Lender may designate in writing) the sum of $30,000.00 with no interest.

Unpaid principal shall be payable upon demand and shall accrue interest at a rate of 9.00% annually until beginning on December 31, 2002 if unpaid on that date.   All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.  If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the Lender.  The Borrower reserves the right to prepay this Note (in whole or in part) prior to its Due Date with no prepayment penalty.  If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

This Note is secured by a all of the assets of ATG including, but not limited to, equipment, brand names, URL's, Web sites and other tangible and intangible assets.

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:  1)  the failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date; 2)  the death of the Borrower or Lender; 3)  the filing of bankruptcy proceedings involving the Borrower as a debtor; 4)  the application for the appointment of a receiver for the Borrower; 5)  the making of a general assignment for the benefit of the Borrower's creditors; 6)  the insolvency of the Borrower;  7)  a misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.  In addition, the Borrower shall be in default if there is a sale, transfer, assignment, or any other disposition of any assets pledged as security for the payment of this Note, or if there is a default in any security agreement which secures this Note.  If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.  All payments of principal and interest on this Note shall be paid in the legal currency of the United States.  The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower.  All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.  This Note shall be construed in accordance with the laws of the State of Texas.

Signed this 28th day of December, 2000, at Houston, Harris County, Texas.

Borrower:

A Time To Grow, Inc.

By:__//s// Jonathan Gilchrist_______________

         Jonathan Gilchrist, President